17

                    ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT is made and entered into this 31st day of May, 1996, by and between AFGL INTERNATIONAL, INC., a Nevada corporation ("AFGL"), and HEADWAY CORPORATE STAFFING SERVICES, INC., a Delaware corporation ("CSS") (AFGL and CSS are collectively referred to as the "Buyer"), IRENE COHEN PERSONNEL, INC., a New York corporation ("SELLER"), and IRENE COHEN and SEYMOUR COHEN, stockholders of SELLER (collectively "Cohen").

      1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below unless the context otherwise requires:

     "Agreement" means this Asset Purchase Agreement together with all exhibits attached hereto and incorporated herein by reference.

     "ICP Assets" means the assets of SELLER consisting of office equipment and furniture located at the office of SELLER at 475 Fifth Avenue, New York, New York, the name "Irene Cohen Personnel", data bases, client lists, and other items more particularly described in Exhibit "A" hereto.

     "Excluded Assets" means the assets of SELLER not listed in Exhibit "A" and, (i) all artwork and sculptures located at the offices of SELLER, and (ii) all items located in Seymour
     Cohen's office located at the offices of Seller.

     "Assumed Liabilities" means the liabilities of SELLER listed in Exhibit "B" hereto.

     "Excluded Liabilities" means the liabilities of SELLER not listed in Exhibit "B".

     "Effective Date" means 12:01 a.m., Eastern Time on the date of "Closing", as that term is defined in the Stock Purchase
     Agreement  dated  April 10, 1996, to which  AFGL  and  Irene
     Cohen (among others) are parties.

     "Net Income" means net income determined in accordance with generally accepted accounting principles, consistently applied throughout the relevant periods, except that the following expenses shall not be deducted in the calculation of Net Income: (a) any allocations of corporate overhead expenses directly incurred by the BUYER, or any affiliates, subsidiaries, or divisions of the BUYER; (b) any computer software or network and programming expenses which have not been requested directly by Geraldine Steel); (c) all other moving and relocation expenses of Perm Operations (as hereinafter defined); (d) any rental/occupancy costs beyond the figure in a budget approved by the board of directors; and (e) any compensation or benefits paid to Ronald Wendlinger, Michael List, and any person not employed by in Perm Operations and who does not work in Perm Operations. "Pro-Rated Adjustment" means any expenses of SELLER which have been paid by SELLER and for which the Company derives benefit from such pre-paid expense after the Effective Date. All SELLER expenses subject to the Pro-Rated Adjustment are listed in Exhibit "C" hereto.

     "Reimbursable   Draws"  means  the   schedule   of   "draws"
     identified on Exhibit "B" hereto previously paid by SELLER to SELLER employees which are included in the Assumed
     Liabilities.

     "Reimbursable Receivables" means (i) the "receivables" of SELLER for which invoices or bills have been presented to SELLER customers by SELLER prior to the Effective Date and which remain outstanding and (ii) the "work-in-progress" of SELLER for work that has been generated by SELLER employees prior to the Effective Date. Work is considered "work in progress" when an interview scheduled prior to the Effective Date by a SELLER employee is the last interview prior to the hire of an applicant for employment with a customer of SELLER. Both such receivables and work in progress are identified on Exhibit "B" hereto which are included in the Assumed Liabilities.

      2. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, SELLER hereby sells, assigns, conveys, transfers, and delivers to BUYER, and BUYER hereby purchases, acquires, and accepts delivery from SELLER, of all of the ICP Assets free and clear of any liens, claims, or encumbrances, except as specifically provided for herein. Upon acquisition of the ICP Assets, the BUYER covenants and agrees that it will hold and operate the assets as a separate division for a period not less than one year following the Effective Date, and that it will assume and discharge in accordance with its terms all of the Assumed Liabilities.

     3.   Purchase Price.

          (a) (i) The purchase price for the ICP Assets shall be $500,000.00 ("Purchase Price"), plus the amount of the Assumed Liabilities. Payment of the Purchase Price shall be made out of the Net Income derived from operations utilizing the Perm Assets (the "Perm Operations") in an amount equal to: 50% of Perm Operations Net Income for the seven-month period ending December 31, 1996; 50% of Perm Operations Net Income for the calendar year ending December 31, 1997; 50% of Perm Operations Net Income for each successive calendar year in which Net Income is at least $250,000; and, 40% of Perm Operations Net Income for each successive calendar year in which Net Income is less than $250,000. Within 90 days following the end of each calendar year for which Net Income is calculated hereunder (a "Payment Period"), the BUYER shall prepare and deliver to SELLER an income statement showing the calculation of Net Income for the applicable Payment Period (the "Income Statement"). (ii) If SELLER has any objections to the Income Statement, it will deliver a detailed statement describing its objections to BUYER within 15 days after receiving the Income Statement. If no written statement of objections is delivered to the Buyer within said 15 day period, the Income Statement delivered by BUYER to SELLER shall be conclusive, final, and binding on the parties. If a statement of objections is timely delivered, BUYER and SELLER will use reasonable efforts to resolve any such objections themselves and, if appropriate, BUYER will prepare and issue to SELLER a revised Income Statement for the Payment Period within 10 days after BUYER and SELLER reach a final resolution. If BUYER and SELLER do not reach a final resolution within 30 days after BUYER has received the statement of objections, however, BUYER and SELLER will select an accounting firm mutually acceptable to them to resolve any remaining objections. If BUYER and SELLER are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive, final, and binding upon the parties, and all costs of such accounting firm shall be paid in equal shares by the BUYER and SELLER. BUYER, within 10 days after issuance of the determination of the accounting firm so selected, will prepare and deliver to SELLER a revised Income Statement as appropriate to reflect the resolution of any objections thereto pursuant to this paragraph. (iii) Payment of the Purchase Price covering the payment period, determined in accordance with the terms of this paragraph 3(a) shall be made in cash or by wire transfer to SELLER by the BUYER in the following manner; (x) as to the amount of Net Income set forth in the Income Statement prepared by BUYER during the 90 day period for the Payment Period, payment shall be made to SELLER (or to any party so designated in writing by SELLER) within 15 days following the date on which the Income Statement is delivered to SELLER, and (y) as to any additional amount of Net Income as set forth in a revised Income Statement, if any, for the Payment Period, payment shall be made to SELLER (or to any party so designated in writing by SELLER) within 5 days after the date on which the revised Income Statement for the Payment Period is prepared and delivered to SELLER and becomes final pursuant to Section 3 (a) (ii) above.

          (b) In the event BUYER, after one year following the Effective Date, seeks or declares its intention to terminate or discontinue the Perm Operations (a "Termination") , then the obligation of BUYER to make further payments of the Purchase Price shall terminate and BUYER shall have no further liability in respect thereof, provided that Geraldine Steel and/or Diane Cohen have been afforded the opportunity to exercise their rights under paragraphs 14(c) and 13(c) of their respective employment contracts described in paragraph 5(b) of this Agreement.

          (c) In the event BUYER seeks or declares its intention to engage in any of the following transactions:

               (i) the sale of substantially all of the assets of CSS (exclusive of ICP Assets) or substantially all of the ICP Assets (exclusive of the assets referred to in paragraph 14(c) or 13(c) of the respective employment agreements of Geraldine Steel and/or Diane Cohen) to a single purchaser or to a group of associated purchasers;

               (ii) the sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than 50% of the outstanding shares of CSS's common stock;

               (iii) the merger or consolidation of CSS in a transaction in which the shareholders of CSS immediately prior to such merger or consolidation receive less than 50 percent of the outstanding voting shares of the new or continuing corporation; or

               (iv) the merger or consolidation of the Perm Operations, within three years of the Effective Date, with any business, including affiliates of BUYER engaged in whole or in part in the same business as the Perm Operations where the counselors of such business are -not placed under the management of Geraldine Steel.

          (each of the above, a "Transfer) , and provided that in the event that Geraldine Steel and Diane Cohen elect to waive the termination provisions of paragraphs 14 (c) and 13 (c) of their respective employment agreements, then BUYER may consummate such Transfer, upon the occurrence of either of the following: (i) the purchaser or successor to the Perm Operations shall assume BUYER's obligations to pay the remaining unpaid portion of the Purchase Price to SELLER in accordance with the terms of this Agreement and such purchaser or successor to the Perm Operations shall agree to require that any and all subsequent purchasers assume the obligation to pay any remaining unpaid portions of the Purchase Price to SELLER in accordance with the terms of this Agreement and shall further assume the obligations, restrictions, and conditions set forth in Paragraphs 14(c) and 13(c) of Geraldine Steel's and Diane Cohen's respective employment agreements or (ii) BUYER shall pay the remaining unpaid portion of the Purchase Price, payment of which shall be made at the time of the consummation of the Transfer.

          (d) Upon the occurrence of a Termination or a Transfer, with respect to the less than 12-month period of time following the last 12-month period in which the BUYER was obligated to prepare and deliver an Income-Statement to SELLER pursuant to paragraph 3(a) of this Agreement, an Income Statement showing the Net Income of the Perm Operations for such less-than-12 month period, shall be prepared and delivered to SELLER no earlier than 90 days and no later than 120 days following the date of a Termination or Transfer, and the Income Statement shall also determine Net Income on an annualized 12-month basis for determining whether the payment during the less-than-12-month period shall be calculated at 40% or 50% of Net Income. Such Income Statement shall be treated by the parties as an Income Statement prepared under paragraph 3(a)(i) of this Agreement, and all the provisions of paragraph 3(a)(i),
          (ii) and (iii) of this Agreement shall govern and apply to such Income Statement. As to any income received after the preparation of the Income Statement under this subparagraph (d), supplemental Income Statement
          (s) shall be prepared at reasonable intervals, and the applicable provisions of this subparagraph (d) shall apply with respect to such supplemental Income Statement.

     4.   Other Liabilities and Contingent Claims

          (a) After the Effective Date, SELLER shall continue to be liable for all Excluded Liabilities and all contingent liabilities, losses, injuries, damages, and claims against SELLER, whether known or unknown, where the event of loss occurred prior to the Effective Date (without regard to when a claim is made), and BUYER shall be liable for all losses, injuries, damages, and claims related to the ICP Assets, where the event of loss occurred after the Effective Date. Each party agrees to promptly give notice of any claim to the other party, to render reasonable cooperation with the other party in connection therewith, and to keep the other party reasonably and promptly informed of the status and progress in resolving the same.

          (b) Except as specifically provided for in this Agreement, SELLER shall be responsible for, and make prompt payment of, any wages and salaries of SELLER employees accrued but not paid as of the Effective Date, including federal and state withholding tax and FICA contributions. BUYER shall be responsible for salaries and wages, including withholding taxes and FICA contributions, for any SELLER employee employed by BUYER and accruing on or after the Effective Date.

          (c) After the Effective Date, BUYER shall pay to SELLER 45% of all fees collected from SELLER customers related to Reimbursable Receivables, within 10 days from BUYER's collection of such fees. BUYER shall then pay, using the 55% remaining fee balance, (i) to SELLER employees, commissions and payroll taxes related to the Reimbursable Receivables and (ii) to SELLER, 100% reimbursement of the Reimbursable Draws paid to any of SELLER's counselors prior to the Effective Time.

          (d) On the Effective Date, BUYER shall pay to SELLER the Pro-Rated Adjustment by reimbursement of the fees for expenses listed on Exhibit "D" hereto, pro-rated for the portion allocable to the time prior to the Effective Time.

     5.   Employees.

          (a) SELLER and BUYER agree that the employees of SELLER listed in Exhibit "D" hereto will be offered employment, including referral fee arrangements with affiliates of BUYER, in Perm Operations commencing the Effective Date on the same terms of employment or referral fee, as applicable, under which the employees were employed or paid commissions, as applicable, immediately prior to the Effective Date.

          (b) The BUYER is entering into employment agreements with Geraldine Steel and Diane Cohen commencing the Effective Date, copies of which are attached hereto as Exhibits "E" and "F". The BUYER acknowledges that the aforementioned employment agreements contain additional restrictions and conditions relating to the operations, termination and transfer of the Perm Operators and the ICP Assets.

      6. Risk of Loss. Title to and risk of loss with respect to the ICP Assets shall pass to BUYER on the Effective date.

      7.    Representations and Warranties of SELLER.  SELLER and
Cohen hereby represent and warrant to BUYER that:

          (a) SELLER is a corporation duly organized, validly existing and in good standing under the laws of the state of New York with all requisite corporate power and authority to carry on the business of SELLER as now conducted and to execute, deliver, and perform this Agreement.

          (b) The execution, delivery, and performance by SELLER of this Agreement, and any other agreements or documents referred to in this Agreement, and the consummation of the transaction contemplated hereby and thereby by SELLER have been duly and validly authorized by all necessary corporate action on the part of the board of directors and shareholders of SELLER, and this Agreement is a valid and legally binding obligation of SELLER enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights and by the availability of injunctive relief or specific performance.

          (c) Except as specifically provided in this Agreement, neither the execution and delivery by SELLER of this Agreement, nor the fulfillment of or compliance with the terms or provisions hereof by SELLER will result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in a violation of, the corporate charter or bylaws of SELLER, or any agreement, contract, instrument, order, judgment, or decree to which SELLER is a party or by which it is bound, or violate any provision of any applicable law, statute, rule or regulation, or any order, decree, writ, or injunction of any court or governmental entity.

          (d) No consent from or approval of any court, governmental entity, or any other person is necessary in connection with the execution, delivery, or performance of this Agreement by SELLER other than consents and approvals which have already been obtained, and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license, or agreement of SELLER.
          (e) SELLER has good and marketable title to all of the ICP Assets (tangible and intangible), free and clear of all charges, claims, equities, liens, mortgages, options, restrictions, security agreements, and other encumbrances of any kind or nature whatsoever. The transfer, conveyance, and assignment of the ICP Assets by SELLER to BUYER hereby entitles BUYER to the quiet enjoyment thereof. The ICP Assets are being sold pursuant to this Agreement in their respective "as is, where is" condition without any other representation, warranty, liability, or other obligation on the part of SELLER whatsoever, whether expressed or implied.

          (f) All accounts receivable of SELLER reflected on Exhibit "B" to this Agreement are valid receivables subject to no material setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

          (g) SELLER does not have as of the date of this Agreement any liabilities or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for federal, state, or local taxes of any kind, except for liabilities reflected on Exhibit "B" to this Agreement.

          (h) SELLER is in compliance with all applicable laws, ordinances, statutes, rules, regulations, and orders promulgated by any federal, state, or local governmental body or agency relating to the business or SELLER and the operation of the ICP Assets.

          (i) Except as set forth in the exhibits to this Agreement, there is no suit, action or any arbitration, administrative, legal, or other proceeding of any kind or character, or any governmental investigation pending or threatened against SELLER affecting the ICP Assets, the business of SELLER, or the employees of SELLER. SELLER is not in default with respect to any order, decree, writ, or injunction or any court or governmental body or agency which affects the ICP Assets or the business of SELLER. There are no pending or (to the best of SELLER's knowledge) threatened actions or proceedings before any court, arbitrator, or administrative agency which would, if adversely determined, individually or in the aggregate, materially and adversely affect the ICP Assets or the business of SELLER.

          (j) Except as provided in Exhibit "B," SELLER has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes (including, but not limited to, ad valorem, franchise, income, property, sales, social security, use, value added, and withholding taxes) relating to SELLER and the ICP
          Assets due or claimed to be due from it by federal, state, and local taxing authorities.

          (k) SELLER has incurred no brokers' fee, sales commission, finders' fee, financial advisory fees, or other fees or expenses for which BUYER shall be liable.

          (l) No representation or warranty by SELLER in this Agreement or in any of the exhibits hereto, or other statement in writing or certificate furnished to BUYER by or on behalf of SELLER in connection with the transactions hereby contemplated, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. There is, to the best of SELLER's knowledge, no fact pertaining to the ICP Assets or the business of SELLER which materially and adversely affects, or in the future will materially and adversely affect, the ICP Assets or the SELLER business which is known to SELLER and has not been disclosed to BUYER.

      8.    Representations, Warranties and Covenants  of  BUYER.
Each BUYER hereby represents warrants and covenants to SELLER that:

          (a) Each BUYER is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to execute, deliver, and perform this Agreement.

          (b) The execution, delivery, and performance by each BUYER of this Agreement, and any other agreements or documents referred to in this Agreement, and the consummation of the transaction contemplated hereby and thereby by each BUYER have been duly and validly authorized by all necessary corporate action on the part of the board of directors of each BUYER, and this Agreement is a valid and legally binding obligation of each BUYER enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights and by the availability of injunctive relief or specific performance.

          (c) Neither the execution and delivery by each BUYER of this Agreement, or any other agreement or document referred to in this Agreement, nor the fulfillment of or compliance with the terms or provisions hereof or thereof by each BUYER will result in a breach of the terms, conditions, or provisions of, or constitute a default under or result in a violation of, the corporate charter or bylaws of either BUYER or any agreement, contract, instrument, order, judgment, or decree to which either BUYER is a party or by which it is bound, or violate any provision of any applicable law, statute, rule or regulation, or any order, decree, writ, or injunction of any court or governmental entity.

          (d) No consent from or approval of any court, governmental entity, or any other person is necessary in connection with the execution, delivery, or performance of this Agreement by the BUYER other than consents and approvals which have already been obtained.

          (e)    BUYER  has  incurred  no  brokers'  fee,   sales
          commission, finders' fees, financial advisory fees, or other fees or expenses for which SELLER shall be liable.

          (f) BUYER covenants that it will provide appropriate offices for the Perm Operations' staff employees at the same location as the offices of Geraldine Steel and Diane Cohen and BUYER shall maintain at least 12 desks for Perm Operations counselors, so long as the gross margin of Perm Operations, determined in accordance with Paragraph 6 (a) of Geraldine Steel's employment agreement, is at least $500,000.

          (g) BUYER covenants that it shall prepare monthly profit and loss statements with respect to the Perm Operations and shall allow SELLER to have access at all times to obtain copies of such profit and loss statements or to obtain any information contained in such statements,

          (h) No representation,, warranty or covenant by either BUYER in this Agreement or in any of the exhibits hereto, or other statement in writing or certificate furnished to SELLER by or on behalf of either BUYER in connection with the transaction hereby contemplated contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

       9. Bulk Transfer Statute. In reliance on the representations of SELLER and the assumption of the Assumed Liabilities by BUYER, all as provided in this Agreement, the parties hereto hereby waive compliance with the provisions of the New York Bulk Transfer Statute.

      10. Deliveries of SELLER. BUYER hereby acknowledges receipt from SELLER of: (i) possession of the ICP Assets; (ii) an executed bill of sale in the form of Exhibit "G" attached hereto and other instruments as BUYER may reasonably request in form and substance acceptable to each party for the purpose of conveying the ICP Assets to BUYER; and (iii) certified copies of corporate resolutions of the board of directors and shareholders of SELLER authorizing the consummation of the transactions contemplated by this Agreement in accordance with the corporation law of the state of New York.

     11.  Indemnification.

          (a) SELLER and Cohen agree to indemnify, defend, and hold harmless each BUYER and its shareholders, directors, officers, employees, agents and representatives against and in respect of any cost, damage, expense (including legal fees and expenses), liability or loss incurred or suffered by any of them resulting from or arising out of (i) the breach, inaccuracy, misrepresentation, or untruth of any representation, warranty, or the nonfulfillment of any agreement or covenant of SELLER contained in this Agreement or in any document delivered by SELLER to BUYER pursuant hereto; (ii) any liability, obligation, and claim against ICP, known or unknown, contingent or asserted (including, but not by way of limitation, product liability claims), arising from or related in any way to the use and operation by ICP of the ICP Assets prior to the Effective Date; and (iii) any action, assessment, claim, demand, proceeding, or suit incident to any of the foregoing.

          (b) Each BUYER agrees to indemnify, defend, and hold harmless SELLER and its shareholders, directors, officers, employees, agents, and representatives against and in respect of any cost, damage, expense (including legal fees and expenses), liability, or loss incurred or suffered by SELLER resulting from or arising out of (i) the breach, inaccuracy, misrepresentation, or untruth of any representation, warranty, or the nonfulfillment of any agreement or covenant of BUYER contained in this Agreement or in any document delivered by BUYER to SELLER pursuant hereto;
          (ii) any liability, obligation, and claim against SELLER, known or unknown, contingent or asserted (including, but not by way of limitation, product liability claims), arising from or related in any way to the use and operation by SELLER arising from and after the Effective Date of or pertaining to the ownership and operation of the ICP Assets; and (iii) any action, assessment, claim, demand, proceeding, or suit incident to any of the foregoing.

          (c) All of the representations and warranties of the parties contained in this Agreement shall survive the Effective Date hereunder and continue in full force and effect for a period of eighteen months following the date on which the Purchase Price is paid in full. No party ("Indemnifying Party") shall have any obligation to indemnify any other party ("Indemnified Party") from and against any Adverse Consequences (as hereinafter defined) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation, warranty, or covenant of the Indemnifying Party under clause (i) of paragraph 11(a) or clause (i) of paragraph 11(b), as the case may be, until the Indemnified Party has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $5,000 aggregate threshold, at which point the Indemnifying Party will be obligated to indemnify the Indemnified Parties from and against all such Adverse Consequences that are in excess of the first $2,500 of Adverse Consequences; and provided further, that the maximum obligation to indemnify all Indemnified Parties from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation, warranty, or covenant of the Indemnifying Party shall not exceed, in the aggregate, the sum of the Assumed Liabilities and the amount of the Purchase Price actually paid under paragraph 3, above. For purposes of this Agreement, "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          (d) Anything in this Agreement to the contrary notwithstanding, in no case shall any person be liable under this Agreement with respect to any action claim or proceeding by a third party against any Indemnified Party unless the Indemnified Party shall notify the Indemnifying Party of the assertion or commencement of such action, claim, or proceeding within a reasonable period of time or, if citation or service of process has been made, within 20 days thereafter. The Indemnifying Party may, at its option and at its sole expense, participate in the defense of and contest any such action, claim, or proceeding; provided, the
          Indemnified  Party  shall at all times  also  have  the
          right to participate fully therein. If the Indemnifying Party, within a reasonable time after receiving such notice, fails to participate, the Indemnified Party shall have the right, but shall not be obligated, to undertake the defense of the action, claim, or proceeding for the account of and at the risk of the Indemnifying Party; provided, however, in the event that the Indemnified Party shall determine to compromise or settle (exercising its judgment in good faith) any such action, claim, or proceeding, the
          Indemnified Party shall be required to give the Indemnifying Party 15 days notice of such determination. If the Indemnifying Party shall not undertake the defense of such action, claim, or proceeding prior to the expiration of such 15 day period, the Indemnified Party shall then be entitled to compromise or settle the action, claim, or proceeding for the account of and at the risk of the Indemnifying Party. The parties agree that any Indemnified Party may join any Indemnifying Party in any action, claim, or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement. SELLER hereby specifically grants to BUYER the right of offset on any indemnification for which SELLER is liable hereunder to BUYER against any payment of the Purchase Price BUYER is required to pay pursuant to paragraph 3.

          (e) Any right of indemnity of any party pursuant to this paragraph 11 of this Agreement shall be in addition to and shall not operate as a limitation on any other right to indemnity of such party pursuant to this Agreement, any document or instrument executed in connection with the consummation of the transaction contemplated hereby, or otherwise.

     12. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the 3rd day after mailing, if mailed to the party to whom notice is to be given, by first class mail postage prepaid and properly addressed as follows:

     BUYER:                   AFGL International, Inc..
                              ATTN:  Gary S. Goldstein
                              850 Third Avenue, 11th  Floor
                              New York, New York  10022

     SELLER and Cohen:        Irene Cohen Personnel, Inc.
                              ATTN:  Irene Cohen
                              13A Dogwood Lane
                              Westport, Connecticut  06880


     With a coy to:           Richard J. Reibstein
                              McDermott, Will & Emery
                              1211 Avenue of the Americas
                              New York, New York  10036

     or, after September 30, 1996, to   30 Rockefeller Plaza
                              New York, New York  10020

Each party shall be entitled to specify a different address by giving notice as aforesaid to the other.

     13. Dispute Resolution Procedures. In the event of dispute between the parties as to the performance or breach hereof, this Agreement shall be and remain in full force and effect and all terms hereof shall continue to be complied with by all parties, and such dispute shall be resolved in accordance with the procedures set forth in this section.

     (a) If the parties are unable to resolve a dispute by good faith negotiation within thirty (30) days after the dispute arises, the parties shall attempt in good faith to resolve the dispute by mediation pursuant to the procedures of the American Arbitration Association applicable to the mediation of commercial disputes. If the parties are unable to agree on a mediator, the mediator shall be selected pursuant to the Commercial Mediation Rules of the American Arbitration Association.

     (b) If the dispute or claim has not been resolved by mediation within thirty (30) days of the initiation thereof, the dispute shall be resolved by arbitration conducted in New York City by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect or such other rules as mutually agreed upon by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and attorneys' fees incurred in connection with arbitration.

     14.  Miscellaneous.

          (a) This Agreement, together with the exhibits attached hereto, and the employment agreement between Irene Cohen and the BUYER of even date herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          (b) Section and paragraph headings are not to be considered part of this Agreement, are included solely for convenience, and are not intended to be a full or accurate description of the contents thereof.

          (c) SELLER and BUYER agree to pay its own fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby, exclusive of the employment agreements attached hereto as Exhibits "E", and "F" and the employment agreement of Irene Cohen referenced in Section 14(a), above; including all investment banking, financial advisory, legal, accounting, finders, brokers, consultants, and other fees and expenses incurred.
          Each party will hold the other harmless from and against any and all claims or liabilities arising in connection therewith.

          (d) The exhibits referred to in this Agreement are incorporated by reference herein and constitute a part of this Agreement for all purposes.

          (e) All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.

          (f) This Agreement shall be governed, construed and enforced in accordance with the laws of the state of New York

          (g) Notwithstanding any other provision of this Agreement, this Agreement shall not create any rights or benefits on behalf of any employee, organization, third party, or other person, and this Agreement shall be effective only as to the parties hereto, their successors and permitted assigns.

          (h)    This  Agreement  may  be  executed  in  multiple
          counterparts,   all  of  which  taken  together   shall
          constitute one and the same instrument.

          (i) The respective representations, warranties, covenants, agreements, and indemnities of the parties hereunder shall survive the execution and delivery hereof and shall be applicable and binding hereafter.

          (j) In the event that any party institutes any proceeding action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the parties participating in the action or suit shall each bear their own costs, including attorneys' fees, incurred in connection therewith and in enforcing or collecting any accrual or judgment rendered therein; provided, that in the event BUYER institutes any proceeding or action to enforce any indemnification obligation of SELLER and/or Cohen under clause (ii) of paragraph 11(a) with respect to any obligation referenced therein or in paragraph 4(a), or SELLER and/or Cohen institutes any action to enforce any indemnification obligation of BUYER under clause (ii) of paragraph 11(b) with respect to any obligation referenced therein or in paragraph 4(b), 4(c) and 4(d) or any obligation of BUYER under paragraph 3 hereof and the party bringing such proceeding or action prevails, the non-prevailing party shall, in addition to their own costs, bear all of the prevailing parties' costs, including attorney's fees, costs on appeal, and interest from the date of accrual or judgment at the applicable judgment rate, incurred in connection therewith and in enforcing and collecting any accrual or judgment rendered therein.

          (k) BUYER agrees that the Perm Operations may continue to utilize the advertising services of IC Associates for its placement of advertising.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first-above written.


                              AFGL INTERNATIONAL, INC.

                              By   /s/
                                   Gary S. Goldstein, President

                              HEADWAY CORPORATE STAFFING
                                SERVICES, INC.

                              By   /s/
                                   Duly Authorized Officer

                              IRENE COHEN PERSONNEL, INC.

                              By   /s/
                                   Duly Authorized Officer

                              /s/
                              Irene Cohen

                              /s/
                              Seymour Cohen